EXHIBIT 99.1

Tuesday Morning Corporation Announces First Quarter Fiscal 2011 Results

DALLAS, Oct. 25, 2010 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (Nasdaq:TUES) today reported that, as previously announced, net sales for the first quarter ended September 30, 2010 were $172.8 million compared to $165.9 million for the quarter ended September 30, 2009, an increase of 4.2%. Comparable store sales for the quarter ended September 30, 2010 increased by 4.3% comprised of a 6.1% increase in traffic offset by a 1.8% decrease in average ticket. Net loss for the first quarter ended September 30, 2010 was $2.6 million, or $0.06 loss per diluted share, compared to a net loss of $4.7 million, or $0.11 loss per diluted share, for the same period last year.

Kathleen Mason, President and Chief Executive Officer, stated, "We achieved an increase in comparable store sales and customer traffic for the fourth consecutive quarter. We ended the quarter with a solid inventory position that prepares us well for the upcoming holiday selling season. The increased sales, combined with leveraged expenses, resulted in a 43% improvement in our bottom line. This clearly reflects the intended results of our recent initiatives."

Financial Results for the First Quarter Ended September 30, 2010

Gross Profit - Gross profit increased $3.4 million, or 5.4%, to $66.8 million for the first quarter ended September 30, 2010 as compared to gross profit for the same quarter last year of $63.4 million. As a percentage of net sales, gross profit increased to 38.7% for the quarter compared to 38.2% for the same period in fiscal 2009. This increase in gross profit dollars is largely the result of higher sales volume during the quarter ended September 30, 2010. The increase in gross profit percentage was primarily due to a decrease in the cost of merchandise, a result of opportunistic buys.

Selling, General and Administrative Expenses ("SG&A") - SG&A was unchanged at $70.3 million in the first quarter of fiscal year 2011 as compared to SG&A in the same quarter last year. As a percentage of net sales, SG&A decreased 1.7% to 40.7% in the first quarter of fiscal 2011 from 42.4% in the same quarter last year primarily due to improved expense leveraging on higher sales volume.

Interest Expense - Interest expense for the quarter ended September 30, 2010 decreased to $690,000 from $751,000 for the same period last year due to lower borrowings.

Balance Sheet

Inventory increased to $306.5 million at September 30, 2010 from $280.7 million at September 30, 2009, an increase of 9.2%. This increase was due to a planned build in inventory for the upcoming holiday selling season which was earlier this year versus last year. We expect inventory levels to be consistent with last year by the end of the December quarter. Net property and equipment was $73.7 million at September 30, 2010, an increase of $1.7 million compared to net property and equipment at September 30, 2009. This increase in budgeted capital expenditures was primarily related to store fixtures and systems improvements.

Accounts payable was higher at September 30, 2010 by $14.0 million, or 13.7%, compared to accounts payable at September 30, 2009 due to higher inventory levels. At September 30, 2010, we had $4.0 million outstanding under our revolving credit facility versus $5.3 million outstanding at September 30, 2009. Outstanding letters of credit, primarily for insurance programs, were $9.9 million at September 30, 2010 compared to $12.4 million at the same time last year. At September 30, 2010, we had availability under our credit facility of $158.1 million and we were in compliance with all terms of our credit facility.

Store Activity

We operated 840 stores in 43 states as of September 30, 2010. During the first quarter of fiscal 2011, we opened 4 new stores, closed 16 existing stores and relocated 9 stores. Stores located in the states most affected by the housing and mortgage crisis, such as Florida, California, Nevada and Arizona, were the most challenged.

Fiscal Year 2011 Guidance

We expect the retail environment to continue to be economically uncertain during fiscal 2011. As a result, we reaffirm our previous guidance for the full fiscal year ending June 30, 2011 as follows:

Net sales	$870 million to $880 million
Comparable store sales	Positive low single digits
Diluted earnings per share	$0.39 to $0.43
Capital expenditures	$17 million
Change in store count	+18 (870 at fiscal year end)

We plan to continue to relocate, expand and close stores during fiscal 2011 in a manner and quantity consistent with prior years. The relocated stores have historically shown double digit improvement in sales as well as better profit margins. The change in store count reflects growth of approximately 2% as we seek to grow and improve our portfolio of existing stores. Capital spending projected for fiscal 2011 reflects the Company's plan to continue to remodel stores, improve and enhance systems and further streamline the distribution process.

About Tuesday Morning

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 840 stores in 43 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique "treasure hunt" of high-end, first quality, brand name merchandise...never seconds or irregulars...at prices well below those of department and specialty stores and catalogue retailers.

The Investor Relations section of our corporate web site at www.tuesdaymorning.com contains press releases, a link to request financial and other information and access to our filings with the Securities and Exchange Commission.

Conference Call Information

Tuesday Morning Corporation's management will hold a conference call to review first quarter fiscal 2011 financial results today, October 25, 2010, at 4:00 p.m. Central Time.    A real-time webcast of the call will be available in the Investor Relations section of the Company's website at http://www.tuesdaymorning.com, or you may dial into the conference at 1-877-312-5376 (no access code required). A replay of the call will be accessible through the Company's website or by dialing (800) 642-1687, conference ID number 14579137, until November 8, 2010.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management's current expectations, estimates and projections. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. You should carefully consider statements that contain these words because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial position, and our business outlook or state other "forward-looking" information.

Reference is hereby made to "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the year ended June 30, 2010 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending and the impact, depth and duration of current economic conditions; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management or experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results; our ability to operate in highly competitive markets and to compete effectively; our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; our ability to anticipate and respond in a timely manner to changing consumer demands and preferences; and our ability to generate strong holiday season sales. The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, we undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

Tuesday Morning Corporation
Consolidated Statement of Operations
(In thousands, except per share data)
	Three Months Ended Sept. 30,
	2010	2009
	(unaudited)

Net Sales	$ 172,756	$ 165,867
Cost of sales	105,958	102,488
Gross profit	66,798	63,379

Selling, general and administrative expenses	70,281	70,312

Operating loss	(3,483)	(6,933)

Other income (expense):
Interest expense	(690)	(751)
Other income (expense), net	(96)	(14)
Other income (expense)	(786)	(765)

Loss before income taxes	(4,269)	(7,698)

Income tax benefit	(1,624)	(3,037)

Net loss	$ (2,645)	$ (4,661)

Loss Per Share:
Net loss per common share:
Basic	$ (0.06)	$ (0.11)
Diluted	$ (0.06)	$ (0.11)

Weighted average number of common shares:
Basic	42,220	41,686
Diluted	42,220	41,686

Tuesday Morning Corporation (continued)
Consolidated Balance Sheets
(in thousands)	Sept. 30,	Sept. 30,	June 30,
	2010	2009	2010
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 4,727	$ 5,602	$ 23,522
Inventories	306,462	280,716	239,194
Prepaid expenses and other assets	11,558	14,472	9,756
Deferred income taxes	1,377	--	--
Total current assets	324,124	300,790	272,472

Property and Equipment, net	73,665	71,961	72,823

Other long-term assets:
Deferred financing costs	3,267	3,975	3,522
Other assets	1,610	1,222	1,719

Total Assets	$ 402,666	$ 377,948	$ 350,536

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 116,215	$ 102,246	$ 62,916
Accrued liabilities	31,955	32,888	34,317
Deferred income taxes	--	576	288
Income taxes payable	37	77	96
Total current liabilities	148,207	135,787	97,617

Revolving credit facility	4,000	5,300	--
Deferred rent	3,079	3,506	3,181
Deferred income taxes	725	2,009	1,207
Income tax payable - non current	644	612	639
Total Liabilities	156,655	147,214	102,644

Stockholders' equity	246,011	230,734	247,892
Total Liabilities and Stockholders' Equity	$ 402,666	$ 377,948	$ 350,536

Tuesday Morning Corporation (continued)
Consolidated Statement of Cash Flows
(in thousands)
	Three Months Ended Sept. 30,
	2010	2009
	(unaudited)
Net cash flows used in operating activities:
Net loss	$ (2,645)	$ (4,661)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	4,238	3,929
Amortization of financing fees	255	236
Deferred income taxes	(1,723)	1,443
Loss on disposal of fixed assets	308	222
Stock compensation expense	418	533
Other non-cash charges	(168)	6
Net change in operating assets and liabilities	(19,732)	(7,569)

Net cash used in operating activities	(19,049)	(5,861)

Net cash flows from investing activities:
Capital expenditures	(5,388)	(3,757)
Proceeds from sale of assets	--	--

Net cash used in investing activities	(5,388)	(3,757)

Net cash flows from financing activities:
Borrowings-revolving credit facility	4,000	33,954
Repayments-revolving credit facility	--	(28,654)
Change in cash overdraft	1,440	4,137
Excess tax benefit from the exercise of common stock options	197
Proceeds from exercise of common stock options and stock purchase plan purchases	5	--

Net cash provided by financing activities	5,642	9,437

Net decrease in cash and cash equivalents	(18,795)	(181)

Cash and cash equivalents, beginning of period	23,522	5,783

Cash and cash equivalents, end of period	$ 4,727	$ 5,602
CONTACT:  Tuesday Morning Corporation
          Stephanie Bowman, Chief Financial Officer
          972-934-7251

          Laurey Peat + Associates
          Laurey Peat
          214-871-8787